Exhibit 10.9

FORM OF BUNDANG LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Agreement”) is made and entered into by and between                      (the “Lessor”) and Pixelplus Co., Ltd. (314-81-32491) (the “Lessee”).

1. Leased Premises:	Suite #( ), 5th Floor, Intellige I, KINS Tower, 25-1 Jeongja-dong, Bundang-gu, Seongnam-si, Gyeonggi-do, 463-811, The Republic of Korea.
2. Leased Area:	pyung
3. Lease Deposit:	Won
4. Monthly Rent:	Won (excluding VAT)

Article 1 (Purpose)

.	The Lessor shall lease the leased premises to the Lessee as office, and the Lessee shall use the leased premises pursuant to this Agreement (provided, however, that the Lessee shall not alter the use or structure of the leased premises, sublease or assign the leased premises, provide securities on the leased premises, use the leased premises for other purposes without consent of the Lessor.).

‚.	The parties agree and acknowledge that in order to be engaged in electronics component parts manufacturing business, the Lessee wishes to secure an aggregate leased area of at least 600 pyung, and as such, in addition to this Agreement, the Lessee is to execute lease agreements for Suite # , and simultaneously with this Agreement, and to assist the Lessee in achieving such end, the Lessor shall faithfully perform under this Agreement.

Article 2 (Lease Deposit)

.	The lease deposit for the leased premises shall be Won.

‚.	The earnest money deposit with respect to this Agreement shall be Won, 10% of the lease deposit, and shall be paid to the Lessor by the Lessee upon execution of this Agreement.

ƒ.	Immediately upon completion of construction completion inspection for the leased premises, the Lessor shall notify the Lessee to such effect. Upon receipt of such notice from the Lessor, the Lessee shall immediately pay the balance of the lease deposit to the Lessor.

Article 3 (Monthly Rent and Maintenance Fee)

.	The Lessee shall pay Won (excluding VAT) as the monthly rent for the leased premises to the account designated by the Lessor on the fifteenth day of each month.

‚.	The Lessor shall issue and deliver to the Lessee a tax receipt for each monthly rent paid by the Lessee.

ƒ.	The Lessee shall pay the maintenance fee allocable to the Lessee from the day immediately following the payment of the balance.

Article 4 (Interior Works)

.	Immediately upon the balance payment pursuant to Article 2(3) above, the Lessee may commence interior works on the leased premises and the Lessor shall actively cooperate with the Lessee.

‚.	No fees, including the monthly rent, shall be incurred for the four (4) week period of interior work from the completion of the construction of the leased premises and the Lessee shall not be responsible for any payment thereof.

ƒ.	The monthly rent shall accrue from the expiry of the four week interior work period after the completion of the construction of the leased premises.

Article 5 (Term of Lease)

The term of lease shall be 3 years from the commencement date of the business in Article 4(3) hereof. (Provided, however, that the monthly rent and/or the lease deposit may be adjusted after two years depending on the prevailing market practices at such time. / Provided, however, that the monthly rent shall be increased by 10% after two years. The monthly rent may be adjusted when this Agreement is renewed after three years.)

Article 6 (Request for Renewal of Term, etc.)

.	The Lessor may not reject the renewal request of the Lessee made during the period between 6 months and 1 month prior to the expiry of the term of lease without just cause thereof. Provided, however, that the above provision shall not apply:

a.	If the Lessee fails to pay the monthly rent for three consecutive months;

b.	If the Lessee leased the leased premises through fraud or other improper means;

c.	If the Lessor makes considerable compensation to the Lessee upon mutual agreement;

d.	If the Lessee subleases all or a part of the leased premises without consent from the Lessor;

e.	If the Lessee inflicts damage, etc. to all or a part of the leased premises or the building out of negligence or willful misconduct;

f.	If the objectives of the lease cannot be achieved due to loss or destruction of all or substantially all of the leased premises or the building;

g.	If it becomes necessary for the Lessor to repossess the leased premises for demolition or remodeling, etc. of all or substantially all of the leased premises or the building; or

h.	If the Lessee materially fails to perform its duties as a tenant, or there occurs any other events that seriously hinder upon continuation of the lease.

‚.	The Lessee may exercise its right to request renewal of the lease to the extent that the total lease period does not exceed five years, including the original term of lease.

ƒ.	This Agreement shall be deemed to have been renewed on the same terms and conditions when renewed, except for the terms on the monthly rent and the lease deposit, which may be adjusted pursuant to Article 7 hereof.

„.	If the Lessor fails to notify the Lessee of its intent not to renew the lease or to change any terms of the lease within the period specified in Article 6(1) above, this Agreement shall be deemed to have been renewed on the same terms and condition. In such cases, the lease shall be deemed to have been extended for a six month period.

….	In cases of Article 6(4) above, the Lessee may, at any time, notify its intent to terminate the lease and the termination shall be effective after three months from the Lessor’s receipt of such notice.

Article 7 (Right to Request Increase/Decrease of Monthly Rent, etc.)

.	The Lessor shall not request any increase of the lease deposit and/or month rent with respect to the leased premises for two years of the term of lease in Article 5 hereof.

‚.	After the expiry of such two year period, if the then effective rate of the monthly rent and/or the lease deposit becomes inadequate due to increase/decrease of the taxes and other public charges on the leased premises or the building or sudden change of the economic conditions, a party may request adjustment of the monthly rent and/or the lease deposit. Provided, however, that any increase of the monthly rent and/or the lease deposit shall not exceed the rate stipulated in the Presidential Decree of the Commercial Building Lease Protection Act.

ƒ.	A party to this Agreement may not request any increase of the monthly rent pursuant to Article 7(2) above within one year period of this Agreement or any previous increase of the monthly rent.

Article 8 (Return of Lease Deposit)

.	At the expiry or termination of this Agreement, the lease deposit paid by the Lessee to the Lessor shall be returned simultaneously upon the surrender of the leased premises by the Lessee after deducting unpaid monthly rents, maintenance fees, and other expenses, if any.

‚.	For the amounts which cannot be normally fixed by the date of surrender, such as maintenance fees, the amounts calculated based on the immediately preceding month shall be deducted, subject to settlement of the account later.

Article 9 (Establishment of Keun-Mortgage and Collateral for Lease Deposit)

.	The Lessor shall establish keun-mortgage on the leased premises in favor of the Lessee to secure the Lessor’s obligation to return the lease deposit and the maximum secured amount of such keun-mortgage shall be Won (120% of the lease deposit). The Lessee shall bear the registration expense thereof and the keun-mortgage shall be registered on the date of balance payment of the lease deposit by the Lessee.

‚.	The Lessor shall not grant any security interest having priority over the keun-mortgage of the Lessee to a third party. Provided, however, that the Lessor may do so if the Lessee agrees or if the aggregate secured amount of the keun-mortgage of the Lessee and the mortgage of such third party does not exceed 70% of the initial pre-sale price of the leased premises.

Article 10 (Indemnification)

.	In the event that it becomes impossible to accomplish the objectives of this Agreement upon termination of this Agreement due to the reasons attributable to the Lessor, such as breach of this Agreement by the Lessor, the Lessor shall be responsible for damages, etc. to be born by the Lessee under four other lease agreements in Article 1(2) above.

‚.	In addition to the foregoing, the Lessor shall indemnify any and all loss and damage suffered by the Lessee, including costs and expenses incurred by the Lessee with respect to the interior works, business relocation and business losses, etc.

Article 11 (Termination)

.	The Lessee may terminate this Agreement in the event of any of the following:

a.	If construction completion inspection is delayed for a certain amount of time;

b.	If the business operation of the Lessee is hindered by a third party’s exercise of its rights, including, filing of/for attachment, provisional attachment, provisional disposition, public auction, compulsory enforcement of the leased premises or the transfer of title of the leased premises; or

c.	If the Lessor breaches this Agreement.

‚.	If this Agreement is terminated pursuant to Article 11(1) above, the Lessor shall be responsible for the indemnification pursuant to Article 10 above (except for Article 11(1)(a))

ƒ.	The Lessor may terminate this Agreement if the Lessee fails to pay the monthly rents for two months or if the Lessee breaches this Agreement.

„.	If the Lessee breaches this Agreement after the execution of this Agreement, the Lessor shall be entitled to keep the earnest money deposit as damages.

Article 12 (Jurisdiction)

Any disputes arising out of, or in connection with, this Agreement shall be submitted before the court having jurisdiction over the Lessee.

Article 13 (Others)

Matters not specifically provided for in this Agreement shall be resolved in accordance with the prevailing real estate lease practices.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, and each party shall keep one copy thereof.

[Date]

Lessor:

[Address]

[Name]

[Citizenship number]        Tel)

Lessee:

Pixelplus Co., Ltd.

5th Floor, Intellige I, KINS Tower, 25-1 Jeongja-dong, Bundang-gu, Seongnam-si,

Gyeonggi-do, 463-811, The Republic of Korea

Representative Director Seo Kyu Lee